Exhibit 99.17

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INVITATION

The Shareholders of the Company are invited to the

Extraordinary General Meeting

of

bwin Interactive Entertainment AG

with registered offices in Vienna
to be held at 10 a.m. on Friday, 28 January 2011
in the stock exchange hall,
Wipplingerstrasse 34, 1010 Vienna / Austria
(FN 166449d, ISIN AT0000767553)

I.	Agenda

Restructuring of bwin Interactive Entertainment AG

1.	Resolution on the demerger as follows

a)

Approval of the transfer of the entire operating activities of bwin Interactive Entertainment AG together with the participations listed under §4(10)(a) of the draft demerger and acquisition agreement by way of demerger for acquisition in accordance with §1 para. 2 no. 2 in combination with §17 of the Demerger Act from bwin Interactive Entertainment AG as transferring company to bwin Services AG with registered offices in Vienna, FN 351580 f, as acquiring company in accordance with the provisions of the draft demerger and acquisition agreement dated 17 December 2010; and

	b)	approval of the conclusion of the relevant demerger and acquisition agreement.

2.	Resolution on the cross-border merger as follows

a)

Approval of the cross-border merger of bwin Interactive Entertainment AG as the transferring company by way of general legal succession by transfer of its assets in their entirety with all rights and obligations and without going into liquidation, to PartyGaming Plc with registered offices in Gibraltar, registered

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with the Registrar of Companies in Gibraltar under registration number 91225, as acquiring company in accordance with the provisions of the joint merger plan dated 20 December 2010; and
	b)	approval of the joint merger plan dated 20 December 2010.

3.	Presentation of the closing balance sheet of bwin Interactive Entertainment AG together including notes as of 30 September 2010.

4.	Resolution on the exoneration of the members of the management board during the period from 1 January 2010 through 30 September 2010.

5.	Resolution on the exoneration of the members of the supervisory board during the period from 1 January 2010 through 30 September 2010.

6.	Resolution on supervisory board remuneration for the financial year 2010.

II.	Provision of information

1.

In accordance with § 7 Demerger Act and § 8 EU Merger Act in conjunction with § 221a para. 2 Stock Corporation Act, from 24 December 2010 at the latest, the following documents are to be made available at the registered offices of the companies involved (Börsegasse 11, 1010 Vienna, Austria, contact: Konrad Sveceny, and Suite 711, Europort, Gibraltar) for inspection by shareholders during the normal business hours of the companies from Monday to Friday from 9 a.m. till 5 p.m. These documents have also been made available on the website of bwin Interactive Entertainment AG (www.bwin.org):

In connection with the demerger (item 1 of the agenda):

	a)	draft demerger and acqusition agreement dated 17 December 2010 together with appendixes;
	b)	audited financial statements and management reports of bwin Interactive Entertainment AG for the last three financial years;
	c)	audited closing balance sheet of bwin Interactive Entertainment AG as of 30 September 2010;
	d)	interim balance sheet of bwin Interactive Entertainment AG and bwin Services AG as of 30 September 2010;
	e)	joint demerger report of the management boards of bwin Interactive Entertainment AG and bwin Services AG;

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	f)	audit report of the court-appointed auditor, Hammerschmied, Hohenegger & Partner Wirtschaftsprüfungs Ges.m.b.H., Am Heumarkt 13, 1030 Vienna;
	g)	joint report of the supervisory boards of bwin Interactive Entertainment AG and bwin Services AG.

In connection with the cross-border merger (item 2 of the agenda):

	a)	merger plan dated 20 December 2010;
b)

financial statements and management reports of bwin Interactive Entertainment AG and PartyGaming Plc for the last three financial years together with corporate governance reports to the extent that these are required by law;

	c)	closing balance sheet of bwin Interactive Entertainment AG as of 30 September 2010;
	d)	interim balance sheets of bwin Interactive Entertainment AG and PartyGaming Plc as of 30 September 2010;
	e)	merger reports of the management board of bwin Interactive Entertainment AG and the board of directors of PartyGaming Plc;
	f)	audit report of the merger auditor appointed by the supervisory board of bwin Interactive Entertainment AG, Deloitte Audit Wirtschaftsprüfungs GmbH, Renngasse 1 / Freyung, 1010 Vienna;
	g)	audit report by the merger auditor appointed by the board of directors of PartyGaming, Deloitte Limited, Merchant House, 22/24 John Mackintosh Square, Gibraltar;
	h)	report of the supervisory board of bwin Interactive Entertainment AG (no equivalent of the supervisory board audit report is required under the law of Gibraltar).

2.

Furthermore, in accordance with § 108, para. 3 of the Stock Corporation Act, the following documents will be available for inspection by shareholders at the company’s registered offices (Börsegasse 11, 1010 Vienna, Austria, contact: Konrad Sveceny) no later than 21 days prior to the extraordinary general meeting, i.e. from 7 January 2011, during the company’s normal business hours from Monday to Friday from 9 a.m. till 5 p.m. They will also be made available on the company’s website (www.bwin.org).

	a)	proposed resolutions on items 1, 2 and 4 to 6 of the agenda;
	b)	convocation of the extraordinary general meeting;
	c)	forms for granting and revocation of power of attorney.

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3.

Upon request any shareholder will be sent a copy of the documents mentioned in points II.1 and II.2 above promptly and free of charge. All these documents will also be available at the extraordinary general meeting.

III.	Information about shareholders’ rights

1.	Application by shareholders for business on the agenda (§ 109 Stock Corporation Act)

Shareholders whose shares together represent five per cent of the share capital and who have owned these shares for at least three months before making any such application may make written requests for business to be announced and placed on the agenda of the Annual General Meeting. Each item on the agenda must be supported by a draft resolution including reasoning.

The applicant must be able to prove the circumstance and scope of his shareholding to the company. For this purpose, in accordance with § 10a Stock Corporation Act it shall be sufficient to submit a confirmation of such shareholding issued by the deposit holding credit institution with registered offices in a member state of the European Economic Area or a full member state of the OECD. The deposit certificate must be no more than seven days old when submitted to the company, and must confirm that the shareholder has held the shares continuously for at least three months prior to making the application. See the notes on right of participation (item IV of the invitation) with respect to the necessary content of any such deposit confirmation.

Applications for any additional business to be placed on the agenda must reach the Company together with proof of ownership of the shares no later than the 19th day prior to the extraordinary general meeting, that is, no later than 9 January 2011:

	•	by post or messenger to the business address (attention Konrad Sveceny, Investor
	•	Relations, Börsegasse 11, 1010 Vienna, Austria); or
	•	by fax on the fax number +43 050 858 16.

2.	Proposals on resolutions by shareholders (§ 110 Stock Corporation Act)

Shareholders whose shares together account for one per cent of the share capital may submit in writing their proposals for resolutions including reasoning for any item on the agenda and request that these proposals be made available on the company’s website (www.bwin.org) together with the names of the shareholders involved, the

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attached reasoning, and any response from by the management board or supervisory board.

The applicant must be able to prove the circumstance and scope of his shareholding. For this purpose, in accordance with § 10a Stock Corporation Act it shall be sufficient to submit a confirmation of such shareholding issued by the deposit holding credit institution with registered offices in a member state of the European Economic Area or a full member state of the OECD. Confirmation of any such deposit must be no more than seven days old when submitted to the company. See the notes on right of participation (item IV of the invitation) with respect to the necessary content of any such deposit confirmation.

Such requests will be taken into consideration provided they reach the company no later than the seventh working day prior to the extraordinary general meeting, that is, no later than 19 January 2011:

	•	by post or messenger to the business address (attention Konrad Sveceny, Investor
	•	Relations, Börsegasse 11, 1010 Vienna, Austria); or
	•	by fax on the fax number +43 050 858 16.

On request, the company will publish such proposals together with the names of the shareholders involved, the reasoning provided and any response from by the management board or supervisory board on the company’s website no later than two working days after receipt thereof. A proposal does not have to be published on the website particularly if it does not include a reasoning, or if it would result in a resolution by the extraordinary general meeting in contravention of the law or the Articles of Association, or a similar proposal based on the same circumstances has already been published, or it would represent actus reus defamation of character (§ 111 Criminal Code) or insult (§ 115 Criminal Code), or the management board would be culpable by publishing it, or the shareholders indicate that they will not participate in or be represented at the extraordinary general meeting.

The reasoning does not have to be published if it comprises more than 5,000 characters, or would represent actus reus defamation of character (§ 111 Criminal Code) or insult (§ 115 Criminal Code), or the management board would be culpable by publishing it.

3.	Shareholder information (§ 118 Stock Corporation Act)

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On request, every shareholder is entitled to be given information at the extraordinary general meeting about the affairs of the company to the extent that this is necessary for a proper understanding of an item on the agenda. This duty of disclosure also extends to the company’s legal and business relations with group companies. Such information shall be in conformity with the principles of conscientious and accurate reporting. Information may be withheld to the extent that (i) there are reasonable business grounds for supposing that it would cause a significant disadvantage to the company or a group company, or (ii) its disclosure would be a punishable offence.

In order not to disrupt the meeting, questions that will require extensive preparation to answer should be submitted to the management board in good time before the extraordinary general meeting.

IV.	Record date and conditions for participation in the extraordinary general meeting

In the case of bearer shares, the holder is entitled to participate in the extraordinary general meeting of a publicly listed company, and to exercise the shareholders’ rights reserved for the Annual General Meeting only provided he has held the shares at the end of the tenth day prior to the Annual General Meeting (record date).

The record date is therefore 18 January 2011.

Therefore only those who are shareholders in the Company at the end of the record date (i.e., 12 midnight CET on 18 January 2011) and able to prove this to the Company are entitled to participate in the Annual General Meeting. A deposit certificate in accordance with § 10a Stock Corporation Act shall suffice as proof of ownership of shares on the record date. Such a deposit certificate must be issued by a deposit holding credit institution with registered offices in a member state of the European Economic Area or a full member state of the OECD.

The deposit certificate must contain the following information:

	a)	The issuer, specifying name (company) and address or one of the codes commonly used in transactions between credit institutions;
b)

The shareholder, specifying name (company) and address, in the case of natural persons also date of birth, in the case of legal entities if appropriate the register and number under which the legal entity is recorded in its country of origin;

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	c)	the number of the deposit or else any other designation;
	d)	the number, and if appropriate par value of the shareholder’s shares, and in the case of several types of shares, the designation of each type or internationally recognized security numbers;
	e)	The moment or period of time to which the deposit certificate refers.

The deposit certificate must mention the above-mentioned record date, must be in writing, and may be issued in either English or German.

The deposit certificate must reach the Company no later than the third working day prior to the Annual General Meeting, i.e., no later than 25 January 2011:

	•	by post or messenger to the business address (attention Konrad Sveceny, Investor Relations, Börsegasse 11, 1010 Vienna, Austria); or
	•	by fax on the fax number +43 (0)1 8900 500 55 (Erste Bank deposit service);
	•	by e-mail: anmeldung.bwin@hauptversammlung.at with the deposit certificate attached to the e-mail in text form, e.g. as a PDF file;
	•	by SWIFT: GIBAATWGGMS (message type MT598, specifying ISIN AT0000767553 in the text without fail).

V.	Appointment of a proxy

Any shareholder entitled to participate in the extraordinary general meeting has the right to appoint a natural person or legal entity to represent him. This representative may participate in the extraordinary general meeting on behalf of the shareholder, and has the same rights as the shareholder he is representing.

The proxy must be issued in writing to a specific natural person or legal entity, and must reach the company no later than 4 p.m. on 27 January 2011:

	•	by post or messenger to the business address (attention Konrad Sveceny, Investor Relations, Börsegasse 11, 1010 Vienna, Austria); or
	•	by fax on the fax number +43 (0)1 8900 500 55;
	•	by e-mail: anmeldung.bwin@hauptversammlung.at with the deposit certificate attached to the e-mail in text form, e.g. as a PDF file; or
	•	in person: when registering for the extraordinary general meeting at the meeting venue.

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The revocation of a proxy must also be delivered to the company either to the address given above or on the fax number given above.

The form provided by the company for this purpose may be used to issue or revoke a proxy, and is available on the company’s website (www.bwin.org), or will be sent by post on request.

VI.	Total number of shares and voting rights

When the extraordinary general meeting was convened, the Company had issued 36,066,041 bearer shares, each share bearing one vote. The Company holds 153,586 own shares at the present time. A total of 35,912,455 votes can therefore be exercised at the present time.

VII.	Miscellaneous

This invitation constitutes a publication as construed by § 83, para. 2 Stock Exchange Act. All times and deadlines specified in this invitation refer to Central European Time (CET).

In order to ensure the smooth running of the meeting, shareholders and proxies are requested to identify themselves by presenting their deposit certificates or identity cards at the registration desk immediately prior to the extraordinary general meeting.

The Managament Board